Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan of REVA Medical, Inc. of our reports dated March 17, 2014, with respect to the consolidated financial statements of REVA Medical, Inc. and the effectiveness of internal control over financial reporting of REVA Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
March 17, 2014